Exhibit 10.1

Exhibit A

June 4, 2015

Robert B. Aiken, Jr.

714 Washington Ave.

Wilmette, IL 60091

Dear Bob:

I am pleased to confirm our offer of employment to you for the position of Interim President and Chief Executive Officer of Essendant Inc. (formerly United Stationers Inc.) and its wholly-owned subsidiaries Essendant Co. and Essendant Management Services LLC (collectively, the “Company”), effective as of your hire date of May 4, 2015. In this position, you will report to the Board of Directors (the “Board”) of Essendant Inc. and be the senior leader of the Company.  Your employment in this role will continue for the period (the “Term”) ending upon election by the Board of a replacement President and Chief Executive Officer or your sooner termination by the Company.  The Board, the Senior Leadership Team and I are excited at the prospect of working with you.

The specifics of the offer are outlined below:

Base Pay

Your annual base salary during the Term will be $800,000, less applicable tax withholdings, paid semi-monthly.

Management Incentive Plan

As a key member of the management team, you are eligible to participate in the Essendant Inc. and Subsidiaries Management Cash Incentive Plan (“MIP”), which provides you with the opportunity to earn a cash award after year-end, if a set of predetermined goals are achieved. Your target incentive award is 125% of your base salary.  The MIP currently allows for a maximum payout of 200% of your target award, based on performance against total Company MIP metrics. If an award is earned, payments are typically made during the first quarter of the subsequent year.  Your 2015 MIP payout shall be pro-rated from your hire date to the end of the year or your earlier termination.

Awards are subject to approval by the Human Resources Committee (the “Committee”) of the Board.

Long-Term Incentive Plan

As a key member of the management team, you are also eligible to participate in the Essendant Inc. 2015 Long-Term Incentive Plan (“LTIP”). As of June 5, 2015 and each September 1, December 1 and March 1 during the Term, you will receive an award of restricted stock of Essendant Inc. having an economic value (based on the closing price of Essendant Inc. common stock on the date of grant) equal to $500,000.  Each such award will vest in three annual installments, provided that Essendant Inc.’s cumulative earnings per share for the four calendar quarters immediately preceding an applicable annual vesting date exceed $0.50 per

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share.  Each award shall be made pursuant to the then current form of Restricted Stock Award Agreement for Section 16 officers as approved by the Committee, except that such form shall be modified to provide that unvested shares of restricted stock shall continue to vest on the remaining vesting dates after termination of your employment by you with the consent of the Board or by the Company without Cause (as such term is defined in the LTIP).

Sign On Bonus

As part of your acceptance, the Company will provide you with a $166,000 sign on bonus to be paid as soon as reasonably practicable after the date hereof, less applicable tax withholdings. This bonus is being paid in lieu of compensation that you forewent as we asked you to leave your prior place of employment in order to accept this interim position.

Officer Perquisite

You are eligible for a yearly perquisite allowance of $24,000, less applicable tax withholdings, paid semi-monthly, effective on your date of hire.

Benefit Programs

As a new hire, you will be eligible for benefits after 30 days of employment. The Company Employee Benefit Program includes:

§Health Benefits - Medical, dental, vision, EAP and Flexible Spending Accounts;

§Financial Security Benefits: 401(k), Deferred Compensation, Employee Stock Purchase Program, Short and Long Term disability income insurance, life insurance and accidental death and dismemberment insurance.

Please refer to the summary and rate sheet for more details.

Paid Time Off

You will be eligible for 26 days of Paid Time Off annually which will be pro-rated based on your start date for the first year of service with the Company.  Paid time off accrues each pay period.  You are eligible to accrue PTO 30 days after your hire date. In addition, we offer 10 holidays annually based on your hire date.

Severance Terms

If your employment is terminated for any reason, you will not be entitled to receive any severance pay, including without limitation severance under the Essendant Inc. Executive Severance Plan, due to the interim nature of this assignment.  However, you will be entitled to a pro-rated portion of your MIP incentive award as described above.

Offer Acceptance

Upon accepting this offer of employment, you represent and agree to the following: 1) you have no current employment contract, covenant not to compete, restrictive covenants, confidentiality agreement, or any other kind of agreement with any previous employer that would preclude you from accepting this offer and joining the Company or otherwise limit your activities once you become an employee; and 2) you will not bring with you any trade secrets or other confidential or proprietary information of your previous employer.

Upon employment, you will also be asked to sign and abide by the Essendant Confidentiality and Non-Disclosure Agreement and Code of Business Conduct.

To accept our employment offer, we ask that you please sign and return this letter. A second copy is provided for your records. While this letter is intended to outline the terms of your employment, neither the terms of this offer letter, nor your acceptance, constitutes an employment contract or an assurance of future employment for any fixed period of time. The Company is an at-will employer, which means your employment is for no definite period of time and can be terminated, at any time, with or without cause, and with or without notice, by you or the Company.

We believe you can make a meaningful contribution to our Company and look forward to working with you. If you have any questions, please contact me or Carole Tomko, SVP Human Resources. Please return a signed copy of this letter to me indicating your understanding and acceptance.

Congratulations and welcome to Essendant.

Sincerely,

Charles Crovitz

Chairman of the Board

Accepted and agreed:

/s/Robert B. Aiken, Jr.____________________________Date:__June 4,2015__________

Robert B. Aiken, Jr.